Synacor
@Synacor

Synacor Agrees to be Acquired by Centre Lane Partners

news.synacor.com/news/press-rel..

CENTRE LANE PARTNERS

SYNACOR

3:15 PM · Feb 11, 2021 · Hootsuite Inc.